                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                             James River Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    470359100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/05
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [ ]   Rule 13d-1(b)

            [ ]   Rule 13d-1(c)

            [X]   Rule 13d-1(d)

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 470359100                  13 G                     PAGE 2 OF 29 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     HRWCP 1 LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

                       0

                 ---------------------------------------------------------------
   NUMBER OF     6    SHARED VOTING POWER
    SHARES
  BENEFICIALLY        1,883,590(1)
   OWNED BY      ---------------------------------------------------------------
     EACH        7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             0
     WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

                      1,883,590(1)

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,883,590(1)

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------

----------
            (1) The shares are beneficially owned directly by HRWCP 1 LP. The general partner of HRWCP 1 LP is High Ridge GP Holdings LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge GP Holdings LLC. Long Trail Ventures owns 100% of the equity interest in High Ridge GP Holdings LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest in Long Trail Ventures LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan and Lois Tynan own 100% of the equity interest in Liberty Street Corp. Accordingly, High Ridge GP Holdings LLC, Long Trail Ventures LLC, Liberty Street Partners L.P., Liberty Street Corp., Lois Tynan, Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by HRWCP 1 LP.

CUSIP NO. 470359100                  13 G                     PAGE 3 OF 29 PAGES

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           12.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

       PN

CUSIP NO. 470359100                  13 G                     PAGE 4 OF 29 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     High Ridge Capital Partners II, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

                       0

                 ---------------------------------------------------------------
   NUMBER OF     6    SHARED VOTING POWER
    SHARES
  BENEFICIALLY         276,753(2)
   OWNED BY      ---------------------------------------------------------------
     EACH        7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             0
     WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

                       276,753(2)

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      276,753(2)

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------

----------
            (2) The shares are beneficially owned directly by High Ridge Capital Partners II, L.P. High Ridge GP II LLC is the general partner of High Ridge Capital Partners II, L.P. Steven J. Tynan and James L. Zech are the managers of High Ridge GP II LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest of High Ridge GP II LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan and Lois Tynan own 100% of the equity interest in Liberty Street Corp. Accordingly, High Ridge GP II LLC, Liberty Street Partners L.P., Liberty Street Corp., Lois Tynan, Steven
J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by High Ridge Capital Partners II, L.P.

CUSIP NO. 470359100                  13 G                     PAGE 5 OF 29 PAGES

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

       PN

CUSIP NO. 470359100                  13 G                     PAGE 6 OF 29 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     High Ridge GP Holdings LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

                       0

                 ---------------------------------------------------------------
   NUMBER OF     6    SHARED VOTING POWER
    SHARES
  BENEFICIALLY        1,883,590(1)
   OWNED BY      ---------------------------------------------------------------
     EACH        7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             0
     WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

                      1,883,590(1)

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,883,590(1)

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------

----------
            (1) The shares are beneficially owned directly by HRWCP 1 LP. The general partner of HRWCP 1 LP is High Ridge GP Holdings LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge GP Holdings LLC. Long Trail Ventures owns 100% of the equity interest in High Ridge GP Holdings LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest in Long Trail Ventures LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan and Lois Tynan own 100% of the equity interest in Liberty Street Corp. Accordingly, High Ridge GP Holdings LLC, Long Trail Ventures LLC, Liberty Street Partners L.P., Liberty Street Corp., Lois Tynan, Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by HRWCP 1 LP.

CUSIP NO. 470359100                  13 G                     PAGE 7 OF 29 PAGES

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            12.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

        OO

CUSIP NO. 470359100                  13 G                     PAGE 8 OF 29 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     High Ridge GP II LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

                       0

                 ---------------------------------------------------------------
   NUMBER OF     6    SHARED VOTING POWER
    SHARES
  BENEFICIALLY        276,753(2)
   OWNED BY      ---------------------------------------------------------------
     EACH        7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             0
     WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

                      276,753(2)

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     276,753(2)

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------

----------
            (2) The shares are beneficially owned directly by High Ridge Capital Partners II, L.P. High Ridge GP II LLC is the general partner of High Ridge Capital Partners II, L.P. Steven J. Tynan and James L. Zech are the managers of High Ridge GP II LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest of High Ridge GP II LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan and Lois Tynan own 100% of the equity interest in Liberty Street Corp. Accordingly, High Ridge GP II LLC, Liberty Street Partners L.P., Liberty Street Corp., Lois Tynan, Steven
J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by High Ridge Capital Partners II, LP.

CUSIP NO. 470359100                  13 G                     PAGE 9 OF 29 PAGES

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

       OO

CUSIP NO. 470359100                  13 G                    PAGE 10 OF 29 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Liberty Street Corp.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

                       0

                 ---------------------------------------------------------------
   NUMBER OF     6    SHARED VOTING POWER
    SHARES
  BENEFICIALLY         2,246,982(1), (2), (3)
   OWNED BY      ---------------------------------------------------------------
     EACH        7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             0
     WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

                       2,246,982(1), (2), (3)

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,246,982(1), (2), (3)

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------

----------
            (1) The shares are beneficially owned directly by HRWCP 1 LP. The general partner of HRWCP 1 LP is High Ridge GP Holdings LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge GP Holdings LLC. Long Trail Ventures owns 100% of the equity interest in High Ridge GP Holdings LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest in Long Trail Ventures LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan and Lois Tynan own 100% of the equity interest in Liberty Street Corp. Accordingly, High Ridge GP Holdings LLC, Long Trail Ventures LLC, Liberty Street Partners L.P., Liberty Street Corp., Lois Tynan, Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by HRWCP 1 LP.

CUSIP NO. 470359100                  13 G                    PAGE 11 OF 29 PAGES

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      14.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

      CO

----------
            (2) The shares are beneficially owned directly by High Ridge Capital Partners II, L.P. High Ridge GP II LLC is the general partner of High Ridge Capital Partners II, L.P. Steven J. Tynan and James L. Zech are the managers of High Ridge GP II LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest of High Ridge GP II LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan and Lois Tynan own 100% of the equity interest in Liberty Street Corp. Accordingly, High Ridge GP II LLC, Liberty Street Partners L.P., Liberty Street Corp., Lois Tynan, Steven
J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by High Ridge Capital Partners II, L.P.

            (3) 86,639 shares are beneficially owned directly by Liberty Street Partners L.P. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan and Lois Tynan own 100% of the equity interest in Liberty Street Corp. Accordingly, Liberty Street Corp., Steven J. Tynan and Lois Tynan can be deemed to share voting and dispositive power over the shares beneficially owned by Liberty Street Partners L.P.

CUSIP NO. 470359100                  13 G                    PAGE 12 OF 29 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Liberty Street Partners L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

                       0

                 ---------------------------------------------------------------
   NUMBER OF     6    SHARED VOTING POWER
    SHARES
  BENEFICIALLY         2,246,982(1), (2), (3)
   OWNED BY      ---------------------------------------------------------------
     EACH        7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             0
     WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

                       2,246,982(1), (2), (3)

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,246,982(1), (2), (3)

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------

----------
            (1) The shares are beneficially owned directly by HRWCP 1 LP. The general partner of HRWCP 1 LP is High Ridge GP Holdings LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge GP Holdings LLC. Long Trail Ventures owns 100% of the equity interest in High Ridge GP Holdings LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest in Long Trail Ventures LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan and Lois Tynan own 100% of the equity interest in Liberty Street Corp. Accordingly, High Ridge GP Holdings LLC, Long Trail Ventures LLC, Liberty Street Partners L.P., Liberty Street Corp., Lois Tynan, Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by HRWCP 1 LP.

CUSIP NO. 470359100                  13 G                    PAGE 13 OF 29 PAGES

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

       PN

----------
            (2) The shares are beneficially owned directly by High Ridge Capital Partners II, L.P. High Ridge GP II LLC is the general partner of High Ridge Capital Partners II, L.P. Steven J. Tynan and James L. Zech are the managers of High Ridge GP II LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest of High Ridge GP II LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan and Lois Tynan own 100% of the equity interest in Liberty Street Corp. Accordingly, High Ridge GP II LLC, Liberty Street Partners L.P., Liberty Street Corp., Lois Tynan, Steven
J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by High Ridge Capital Partners II, L.P.

            (3) 86,639 shares are beneficially owned directly by Liberty Street Partners L.P. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan and Lois Tynan own 100% of the equity interest in Liberty Street Corp. Accordingly, Liberty Street Corp., Steven J. Tynan and Lois Tynan can be deemed to share voting and dispositive power over the shares beneficially owned by Liberty Street Partners L.P.

CUSIP NO. 470359100                  13 G                    PAGE 14 OF 29 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Long Trail Ventures LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

                       0

                 ---------------------------------------------------------------
   NUMBER OF     6    SHARED VOTING POWER
    SHARES
  BENEFICIALLY         1,883,590(1)
   OWNED BY      ---------------------------------------------------------------
     EACH        7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             0
     WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

                       1,883,590(1)

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,883,590(1)

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------

----------
            (1) The shares are beneficially owned directly by HRWCP 1 LP. The general partner of HRWCP 1 LP is High Ridge GP Holdings LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge GP Holdings LLC. Long Trail Ventures owns 100% of the equity interest in High Ridge GP Holdings LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest in Long Trail Ventures LLC. The general partner of Liberty Street Partners L.P., is Liberty Street Corp. Steven J. Tynan and Lois Tynan own 100% of the equity interest in Liberty Street Corp. Accordingly, High Ridge GP Holdings LLC, Long Trail Ventures LLC, Liberty Street Partners L.P., Liberty Street Corp., Lois Tynan, Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by HRWCP 1 LP.

CUSIP NO. 470359100                  13 G                    PAGE 15 OF 29 PAGES

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            12.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

       OO

CUSIP NO. 470359100                  13 G                    PAGE 16 OF 29 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Lois Tynan
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

                       0

                 ---------------------------------------------------------------
   NUMBER OF     6    SHARED VOTING POWER
    SHARES
  BENEFICIALLY         86,639(3)
   OWNED BY      ---------------------------------------------------------------
     EACH        7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             0
     WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

                       86,639(3)

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      86,639(3)

--------------------------------------------------------------------------------

----------
            (3) 86,639 shares are beneficially owned directly by Liberty Street Partners L.P. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan and Lois Tynan own 100% of the equity interest in Liberty Street Corp. Accordingly, Liberty Street Corp., Steven J. Tynan and Lois Tynan can be deemed to share voting and dispositive power over the shares beneficially owned by Liberty Street Partners L.P.

CUSIP NO. 470359100                  13 G                    PAGE 17 OF 29 PAGES

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

       IN

CUSIP NO. 470359100                  13 G                    PAGE 18 OF 29 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Steven J. Tynan
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

                       0

                 ---------------------------------------------------------------
   NUMBER OF     6    SHARED VOTING POWER
    SHARES
  BENEFICIALLY         2,401,982 (1),(2),(3)
   OWNED BY      ---------------------------------------------------------------
     EACH        7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             0
     WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

                       2,401,982 (1),(2),(3)

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,401,982 (1),(2),(3)

--------------------------------------------------------------------------------

----------
            (1) The shares are beneficially owned directly by HRWCP 1 LP. The general partner of HRWCP 1 LP is High Ridge GP Holdings LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge GP Holdings LLC. Long Trail Ventures owns 100% of the equity interest in High Ridge GP Holdings LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest in Long Trail Ventures LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan and Lois Tynan own 100% of the equity interest in Liberty Street Corp. Accordingly, High Ridge GP Holdings LLC, Long Trail Ventures LLC, Liberty Street Partners L.P., Liberty Street Corp., Lois Tynan, Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by HRWCP 1 LP.

CUSIP NO. 470359100                  13 G                    PAGE 19 OF 29 PAGES

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           15.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN

----------
            (2) The shares are beneficially owned directly by High Ridge Capital Partners II, L.P. High Ridge GP II LLC is the general partner of High Ridge Capital Partners II, L.P. Steven J. Tynan and James L. Zech are the managers of High Ridge GP II LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest of High Ridge GP II LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan and Lois Tynan own 100% of the equity interest in Liberty Street Corp. Accordingly, High Ridge GP II LLC, Liberty Street Partners L.P., Liberty Street Corp., Lois Tynan, Steven
J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by High Ridge Capital Partners II, L.P.

            (3) 86,639 shares are beneficially owned directly by Liberty Street Partners L.P. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan and Lois Tynan own 100% of the equity interest in Liberty Street Corp. Accordingly, Liberty Street Corp., Steven J. Tynan and Lois Tynan can be deemed to share voting and dispositive power over the shares beneficially owned by Liberty Street Partners L.P.

CUSIP NO. 470359100                  13 G                    PAGE 20 OF 29 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James L. Zech
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

                       129,960

                 ---------------------------------------------------------------
   NUMBER OF     6    SHARED VOTING POWER
    SHARES
  BENEFICIALLY         2,315,343 (1),(2)
   OWNED BY      ---------------------------------------------------------------
     EACH        7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             129,960
     WITH
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

                       2,315,343 (1),(2)

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,445,303 (1),(2)

--------------------------------------------------------------------------------

----------
            (1) The shares are beneficially owned directly by HRWCP 1 LP. The general partner of HRWCP 1 LP is High Ridge GP Holdings LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge GP Holdings LLC. Long Trail Ventures owns 100% of the equity interest in High Ridge GP Holdings LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest in Long Trail Ventures LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan and Lois Tynan own 100% of the equity interest in Liberty Street Corp. Accordingly, High Ridge GP Holdings LLC, Long Trail Ventures LLC, Liberty Street Partners L.P., Liberty Street Corp., Lois Tynan, Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by HRWCP 1 LP.

            (2) The shares are beneficially owned directly by High Ridge Capital Partners II, L.P. High Ridge GP II LLC is the general partner of High Ridge Capital Partners II, L.P. Steven J. Tynan and James L. Zech are the managers of High Ridge GP II LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest of High Ridge GP II LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan and

CUSIP NO. 470359100                  13 G                    PAGE 21 OF 29 PAGES

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           16.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

       IN

Lois Tynan own 100% of the equity interest in Liberty Street Corp. Accordingly, High Ridge GP II LLC, Liberty Street Partners L.P., Liberty Street Corp., Lois Tynan, Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by High Ridge Capital Partners II, L.P.

CUSIP NO. 470359100                  13 G                    PAGE 22 OF 29 PAGES

Item 1(a)      Name of Issuer

               James River Group, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices

               1414 Raleigh Road, Suite 415
               Chapel Hill, NC  27517

Item 2(a)      Name of Person Filing

               HRWCP 1 LP
               High Ridge Capital Partners II, L.P.
               High Ridge GP Holdings LLC
               High Ridge GP II LLC
               Liberty Street Corp.
               Liberty Street Partners L.P.
               Long Trail Ventures LLC
               Lois Tynan
               Steven J. Tynan
               James L. Zech

Item 2(b)      Address of Principal Business Office or, if none, Residence

               James L. Zech:                  HRWCP 1 LP
                                               High Ridge Capital Partners II,
                                               L.P.
                                               High Ridge GP Holdings LLC
                                               High Ridge GP II LLC
                                               Liberty Street Corp.
                                               Liberty Street Partners L.P.
                                               Long Trail Ventures LLC
                                               Lois Tynan
                                               Steven J. Tynan:

               1414 Raleigh Road, Suite 415    5405 2 Morgan Hill Road
               Chapel Hill, NC  27517          South Woodstock, VT  05071

Item 2(c)      Citizenship

               HRWCP 1 LP, High Ridge Capital Partners II, L.P. and Liberty Street Partners L.P. are each a limited partnership organized in the State of Delaware. High Ridge GP Holdings LLC, High Ridge GP II LLC and Long Trail Ventures LLC are each a limited liability company organized in the State of Delaware. Liberty Street Corp. is a corporation organized in the State of Delaware. Steven J. Tynan, James L. Zech and Lois Tynan are citizens of the United States of America.

Item 2(d)      Title of Class of Securities

               Common Stock

Item 2(e)      CUSIP Number

               470359100

Item 3         Not applicable.

CUSIP NO. 470359100                  13 G                    PAGE 23 OF 29 PAGES

Item 4         Ownership

               (a) and (b)

               HRWCP 1 LP beneficially owns 1,883,590 shares or 12.5% of the outstanding common stock. High Ridge Capital Partners II, L.P. beneficially owns 276,753 shares or 1.8% of the outstanding common stock. High Ridge GP Holdings LLC beneficially owns 1,883,590 shares or 12.5% of the outstanding common stock. High Ridge GP II LLC beneficially owns 276,753 shares or 1.8% of the outstanding common stock. Liberty Street Corp. beneficially owns 2,246,982 shares or 14.9% of the outstanding common stock. Liberty Street Partners L.P. beneficially owns 2,246,982 shares or 14.9% of the outstanding common stock. Long Trail Ventures LLC beneficially owns 1,883,590 shares or 12.5% of the outstanding common stock. Lois Tynan beneficially owns 86,639 shares or 0.0% of the outstanding common stock. Steven J. Tynan beneficially owns 2,401,982 shares or 15.9% of the outstanding common stock. James L. Zech beneficially owns 2,445,303 shares or 16.2% of the outstanding common stock.

               (c)

               HRWCP 1 LP has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 1,883,590 shares. High Ridge Capital Partners II, L.P. has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 276,753 shares. High Ridge GP Holdings LLC has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 1,883,590 shares. High Ridge GP II LLC has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 276,753 shares. Liberty Street Corp. has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 2,246,982 shares. Liberty Street Partners L.P. has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 2,246,982 shares. Long Trail Ventures LLC has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 1,883,590 shares. Lois Tynan has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 86,639 shares. Steven J. Tynan has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 2,401,982 shares. James L. Zech has sole voting and dispositive power over 129,960 shares of common stock and shared voting and dispositive power over 2,315,343 shares.

Item 5         Ownership of Five Percent or Less of a Class

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6         Ownership of More than Five Percent on Behalf of Another Person

               Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8         Identification and Classification of Members of the Group

               This schedule is being filed pursuant to Rule 13d-1(d). The identities of the group are stated in Item 2.

Item 9         Notice of Dissolution of Group

               Not applicable.

CUSIP NO. 470359100                  13 G                    PAGE 24 OF 29 PAGES

Item 10        Certification

               Not applicable.

CUSIP NO. 470359100                  13 G                    PAGE 25 OF 29 PAGES

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 13, 2006                HRWCP 1 LP

                                 By: /s/  Steven J. Tynan
                                     ----------------------------------------
                                     Steven J. Tynan
                                     Manager of General Partner

February 13, 2006                High Ridge Capital Partners II, L.P.

                                 By: /s/  Steven J. Tynan
                                     ----------------------------------------
                                     Steven J. Tynan
                                     Manager of General Partner

February 13, 2006                High Ridge GP Holdings LLC

                                 By: /s/  Steven J. Tynan
                                     ----------------------------------------
                                     Steven J. Tynan
                                     Manager

February 13, 2006                High Ridge GP II LLC

                                 By: /s/  Steven J. Tynan
                                     ----------------------------------------
                                     Steven J. Tynan
                                     Manager

February 13, 2006                Liberty Street Corp.

                                 By: /s/  Steven J. Tynan
                                     ----------------------------------------
                                     Steven J. Tynan
                                     President

February 13, 2006                Liberty Street Partners L.P.

                                 By: /s/  Steven J. Tynan
                                     ----------------------------------------
                                     Steven J. Tynan
                                     President of General Partner

February 13, 2006                Long Trail Ventures LLC

                                 By: /s/  Steven J. Tynan
                                     ----------------------------------------
                                     Steven J. Tynan
                                     Manager

CUSIP NO. 470359100                  13 G                    PAGE 26 OF 29 PAGES

February 13, 2006                Lois Tynan

                                 /s/ Lois Tynan
                                 ----------------------------------------

                                 Lois Tynan

February 13, 2006                Steven J. Tynan

                                 /s/ Steven J. Tynan
                                 ----------------------------------------
                                 Steven J. Tynan

February 13, 2006                James L. Zech

                                 /s/ James L. Zech
                                 ----------------------------------------
                                 James L. Zech

CUSIP NO. 470359100                  13 G                    PAGE 27 OF 29 PAGES

                                  EXHIBIT INDEX

Exhibit No.
-----------
   99.1         Agreement pursuant to 13d-1(k)(1) among, HRWCP 1 LP, High
                Ridge Capital Partners II, L.P., High Ridge GP Holdings LLC,
                High Ridge GP II LLC, Liberty Street Corp., Liberty Street
                Partners L.P., Long Trail Ventures LLC, Lois Tynan, Steven J.
                Tynan and James L. Zech.